ECHELON CORPORATION
EXECUTIVE CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Executive Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between [________] (“Executive”) and Echelon Corporation, a Delaware corporation (the “Company”), effective as of the last date signed below (the “Effective Date”).
RECITALS
1.It is expected that the Company from time to time will consider the possibility of a Change in Control (as defined herein). The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.
2.The Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue his employment and to maximize the value of the Company upon a Change in Control for the benefit of its shareholders.
3.In order to provide Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change in Control, the Compensation Committee of the Board believes that it is imperative to provide Executive with certain severance benefits upon Executive's termination of employment following a Change in Control.
4.     The Compensation Committee of the Board also believes that it is appropriate to provide severance protection for certain terminations of employment outside of a Change in Control.
5.Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:
1.    Term of Agreement. This Agreement will commence on the Effective Date and will remain in effect for four years following the Effective Date; provided, however that the term of this Agreement shall automatically be extended for successive two year periods following the four-year anniversary of the Effective Date unless either party notifies the other in writing or by e-mail that the term shall not be extended, with such notice provided at least twelve months prior to the fourth anniversary of the Effective Date with respect to the initial term, or with respect to automatic two-year extensions, at least twelve months prior to the lapse of such extension. Moreover, this Agreement shall survive the lapse of the term of this Agreement and shall be binding on both parties with respect to any termination of Executive's employment triggering severance benefits hereunder that occurs prior to the lapsing of the term of this Agreement, in which case this Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

2.     At-Will Employment. The Company and Executive acknowledge that Executive's employment is and will continue to be at-will, as defined under applicable law. As an at-will employee, either the Company or the Executive may terminate the employment relationship at any time, with or without Cause. Upon any termination of employment, the Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages and other benefits due to Executive under any Company-provided plans, policies and arrangements (“Accrued Compensation”).

3.     Severance Benefits.

(a)Involuntary Termination Not in Connection with a Change in Control Merger. If Executive's employment with the Company terminates pursuant to an Involuntary Termination and such termination occurs outside of the Change in Control Period, then subject to Sections 4 and 5, Executive will receive the following:
(i)Severance Payment. Executive will receive continued payments of Executive's annual base salary as in effect immediately prior to Executive's termination date for nine (9) months following Executive's termination date.
(ii)Payment in Lieu of Benefits. In lieu of continued employee benefits (other than as statutorily required, such as COBRA continuation coverage as required by law), the Company provide to Executive a taxable monthly payment (less applicable withholdings), payable on the last day of a given month (except as provided by the following sentence), in an amount equal to twice the monthly COBRA premium that Executive would be required to pay to continue Executive's group health, dental and vision coverage, for Executive and Executive's spouse and covered dependents, if covered, in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether COBRA continuation coverage is elected and will commence on the month following Executive's termination of employment and will end on the date the Company has paid an amount equal to nine (9) months. For the avoidance of doubt, any taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(b)CIC Involuntary Termination in Connection with a Change in Control Merger. If Executive's employment with the Company terminates pursuant to a CIC Involuntary Termination and such termination occurs during the Change in Control Period, then subject to Sections 4 and 5, Executive will receive the following:
(i)Severance Payment. Executive will receive a lump-sum payment equal to twelve (12) months of Executive's annual base salary as in effect immediately prior to Executive's termination date or, if greater, at the highest level in effect during the one year period immediately prior to the Change in Control, less applicable withholdings.
(ii)Payment in Lieu of Benefits. In lieu of continued employee benefits (other than as statutorily required, such as COBRA continuation coverage as required by law), the Company provide to Executive a taxable lump-sum payment (less applicable withholdings) in an amount equal to the product of (A) twelve (12) multiplied by (B) twice the monthly COBRA premium that Executive would be required to pay to continue Executive's group health, dental and vision coverage, for Executive and Executive's spouse and covered dependents, if covered, in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether COBRA continuation coverage is elected. For the avoidance of doubt, any taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(c)Exclusive Remedy. In the event of a termination of Executive's employment, the provisions of Section 3 are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses); provided, however, that Executive may be entitled to vesting acceleration on certain terminations following a Change in Control as set forth in Executive's equity compensation agreements with the Company (the “Equity Compensation Agreements”). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 3 of this Agreement and in the Equity Compensation Agreements; and this Agreement supersedes in its entirety any prior agreements by and between the Company and Executive with respect to severance payments to be made other than the Equity Compensation Agreements.

4.     Conditions to Receipt of Severance

(a)    Release of Claims Agreement. Receipt of the severance payments specified herein shall be contingent on Executive's execution of a full release of all claims against the Company in substantially the form attached to this Agreement as Exhibit A (the “Release”), and the lapse of any statutory period for revocation. Any severance payment to which Executive otherwise would have been entitled during such fifty-two (52) day period shall be paid by the Company in cash and in full arrears on the fifty-third (53d) day following Executive's employment termination date or such later date as is required to avoid the imposition of additional taxes under Code Section 409A (“Section 409A”), and the Release shall become fully effective upon such payment.

(b)     Confidential Information and Invention Assignment Agreements. Executive's receipt of any payments or benefits under Section 3 (other than any Accrued Compensation) will be subject to Executive continuing to comply with the terms of the any confidential information and invention assignment agreement executed by Executive in favor of the Company and the provisions of this Agreement.

(c)     Section 409A.
(i)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury

Regulation Section 1.409A‑1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4(c)(iv) below or resulting from an involuntary separation from service as described in Section 4(c)(v) below. In no event will Executive have discretion to determine the taxable year of payment of any Deferred Payment. Any severance payments under this Agreement that would be considered Deferred Payments will be paid on, or in the case of installments, will commence on the Release Deadline Date, or if later, such time as required by Section 4(c)(iii). Except as required by Section 4(c)(iii), any payments that would have been made to Executive during the sixty (60) day period immediately following Executive's separation from service but for the preceding sentence will be paid to Executive on the Release Deadline Date and any remaining payments will be made as provided in this Agreement.
(iii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive's separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive's separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive's separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive's death following Executive's separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive's death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
(iv)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.
(v)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.
(vi)The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.

5.    Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.
The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

6.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a)	Cause. “Cause” ” has the same meaning as defined in the Plan.

(b)	Change in Control Merger. “Change in Control Merger” has the same meaning as defined in the Plan.

(c)Change in Control Period. “Change in Control Period” will mean the period beginning on a Change in Control Merger and ending twelve (12) months later.

(d)“CIC Involuntary Termination” “CIC Involuntary Termination” will mean, without Executive's express written consent: (i) a significant reduction of the Executive's duties, authority or responsibilities, relative to the Executive's duties, authority or responsibilities at the highest level as in effect during the three-month period immediately prior to the Change in Control Merger; (ii) a material reduction in the total cash compensation of the Executive at the highest rate in effect during the three-month period immediately prior to the Change in Control Merger; (iii) the relocation of the Executive to a facility or a location more than thirty (30) miles from the Executive's then present location, without the Executive's express written consent; or (iv) any purported termination of the Executive which is not effected for Executive's death, “Disability” or for “Cause” or any purported termination for which the grounds relied upon are not valid.

(e)	Code. “Code” will mean the Internal Revenue Code of 1986, as amended.

(f)	Disability. “Disability” has the same meaning as defined in the Plan.

(g)Involuntary Termination. “Involuntary Termination” will mean, without Executive's express written consent: (i) a significant reduction of the Executive's responsibilities; (ii) a material reduction in the total cash compensation (except pursuant to an annual bonus payment reduction due to performance); (iii) the relocation of the Executive to a facility or a location more than thirty (30) miles from the Executive's then present location, without the Executive's express written consent; or (iv) any purported termination of the Executive which is not effected for Executive's death, Disability or for Cause.

(h)Plan. “Plan” will mean the Company's 1997 Stock Plan.

(i)Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive's annualized compensation based upon the annual rate of pay paid to Executive during the Executive's taxable year preceding the Executive's taxable year of Executive's termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive's employment is terminated.

7.	Successors.

(a)The Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive's Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.	Notice.

(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at the home address, in either case which Executive most recently communicated to the Company in writing. In the case of the Company all notices will be directed to the attention of its Chief Executive Officer.

(b)Notice of Termination. Any termination by the Company for Cause or by Executive for reasons that constitute Involuntary Termination or CIC Involuntary Termination, as applicable, will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).

9.Resignation. Upon the termination of Executive's employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further required action by Executive, as of the end of Executive's employment and Executive, at the Board's request, will execute any documents reasonably necessary to reflect Executive's resignation.

10.	Miscellaneous Provisions.
(a)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b)Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)Entire Agreement. This Agreement and the Equity Compensation Agreements constitute the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e)Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in Santa Clara County, California, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(h)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first set forth above.

COMPANY    ECHELON CORPORATION
By:
Title:
Date: ____________________________________

EXECUTIVE    By:
Title:
Date: ____________________________________

EXHIBIT A
ECHELON CORPORATION
RELEASE OF CLAIMS
This Release of Claims (“Agreement”) is made by and between Echelon Corporation (the “Company”) and [________] (“Executive”).
WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Executive Change in Control and Severance Agreement by and between Company and Executive (the “Severance Agreement”).
NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.Termination. Executive's employment from the Company terminated on ________________ (the “Termination Date”).

2.Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality, Developments and Non-Competition Agreement (the “Proprietary Information Agreement”) between Executive and the Company. Executive shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3.Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive other than unpaid amounts due pursuant to the Severance Agreement.

4.Release of Claims. Executive agrees that the foregoing consideration, coupled with the amounts due pursuant to the Severance Agreement (when paid), represent settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of herself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,
(a)any and all claims relating to or arising from Executive's employment relationship with the Company and the termination of that relationship;
(b)any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d)any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;
(e)any and all claims for violation of the federal, or any state, constitution;
(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)any and all claims for attorneys' fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Executive under the Severance Agreement until the Company discharges its obligations under the Severance Agreement. Nothing in this Agreement waives Executive's rights to indemnification or any payments under any insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Executive signs this Agreement.

6.Civil Code Section 1542. Executive represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.

7.No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8.Application for Employment. Executive understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

9.No Cooperation. Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10.Costs. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

11.Authority. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through his to bind them to the terms and conditions of this Agreement.

12.No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

13.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

14.Entire Agreement. This Agreement, along with the Severance Agreement, the Proprietary Information Agreement and the Equity Compensation Agreements, represents the entire agreement and understanding between the Company and Executive concerning Executive's separation from the Company.

15.No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chief Executive Officer of the Company.

16.Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

17.Effective Date. Subject to the payment of any severance payments due pursuant to the Severance Agreement on the 53(d) day following Executive's termination of employment (the “Payment Date”), this Agreement is effective on the Payment Date.

18.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

19.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
(a)They have read this Agreement;
(b)They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
(c)They understand the terms and consequences of this Agreement and of the releases it contains;
(d)They are fully aware of the legal and binding effect of this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
ECHELON CORPORATION

Dated: _______________, 20__        By

[________], an individual

Dated: _______________, 20__